           Exhibit 99

News Release

HENDRX ORDERED TO SATISFY CALIFORNIA JUDGMENT

Los Angeles, California, January 26, 2009 - Hendrx Corp. (OTC Bulletin Board: HDRX) (“Hendrx”) announced today that the Superior Court for the County of Los Angeles, State of California ordered that Hendrx deliver share certificates of its wholly owned subsidiary Eastway Global Investment Limited and its operating subsidiary, Fujian Yuxin Electronic Equipment Co. Ltd., to Worldwide Water LLC (“Worldwide”) within two days of the order to be applied against satisfaction of a judgment. The order was filed on January 21, 2009.

Legal proceedings were initiated on January 18, 2006 by Worldwide against a number of defendants, including Hendrx, in the Superior Court for the County of Los Angeles, State of California, for contractual fraud and patent infringement. The complaint alleged that an agreement between Worldwide and AirWater Corporation was contravened when it contracted with Hendrx’s subsidiary to manufacture atmospheric water generators that allegedly infringed Worldwide’s patents. Hendrx did not enter an appearance in this action. On March 17, 2006 a default judgment was entered against Hendrx which it sought unsuccessfully to have vacated. Hendrx received a finalized judgment on April 11, 2008 and recorded a $1,225,320 contingent liability as of September 30, 2008 to account for the $1,000,000 judgment plus prejudgment interest and other costs. On July 7, 2008 Hendrx filed an appeal that the court set aside the default judgment and move to trial in order to determine the merits of Worldwide’s claims. However, on January 16, 2009 the court denied Hendrx’s appeal leaving it with limited time to appeal the decision. On January 21, 2009 the court ordered that Hendrx deliver share certificates of its wholly owned subsidiary Eastway Global Investment Limited and its subsidiary Fujian Yuxin Electronic Equipment Co. Ltd. to Worldwide.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including whether Hendrx will continue to operate as a going concern in view of recent legal developments. The actual results Hendrx may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Hendrx encourages the public to read the information provided here in conjunction with its most recent filings on Form 8-K, Form 10-K and Form 10-Q. Hendrx's public filings may be viewed at www.sec.gov .

Contact

George Solymar, Chief Executive Officer
Telephone: (818) 279-1394

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